Exhibit 10.1

THIS AMENDED CONVERTIBLE PROMISSORY NOTE (THIS "NOTE") HAS BEEN ACQUIRED BY THE HOLDER SOLELY FOR ITS OWN ACCOUNT FOR THE PURPOSE OF INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

Omni Bio Pharmaceutical, Inc.

SECOND AMENDED

SECURED CONVERTIBLE PROMISSORY NOTE

$2,300,000.00	April 25, 2014
Fort Collins, Colorado

FOR VALUE RECEIVED, Omni Bio Pharmaceutical, Inc., a Colorado company (“Payor”) with an address of 5350 S. Roslyn Street, Suite 430, Greenwood Village, CO 80111, promises to pay to the order of Bohemian Investments, LLC, a Colorado limited liability company with an address of 262 E. Mountain Avenue, Fort Collins, CO 80524 (“Holder”, which term will include any transferee of this Note), the outstanding principal balance of the borrowings as set forth in the last entry on the Schedule attached hereto (the “Loan Amount”) and interest on the Loan Amount at the rate of twelve percent (12%) per annum. This Note is issued pursuant to the terms of that certain Loan and Warrant Purchase Agreement by and between Holder and Payor dated April 15, 2014, as amended (the “Purchase Agreement”). Terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY THE PURCHASE AGREEMENT, DATED APRIL 15, 2014 AND EXECUTED BY THE PAYOR IN FAVOR OF HOLDER. ADDITIONAL RIGHTS OF HOLDER ARE SET FORTH IN THE PURCHASE AGREEMENT.

1.     The outstanding Loan Amount, together with all accrued and unpaid interest thereon (collectively, the “Aggregate Note Amount”), shall be due and payable on December 31, 2017 (the “Maturity Date”), unless otherwise converted pursuant to the Purchase Agreement.

2.     All payments under this Note or the Purchase Agreement shall be in lawful money of the United States of America and shall be applied first to accrued expenses due under this Note or the Purchase Agreement, next to interest, and thereafter to principal.

3.     Holder shall have the option, but not the obligation, to convert the Aggregate Note Amount into Payor’s common stock at a conversion price of $0.20 per share. Notwithstanding the forgoing, in the event that Payor should issue securities and raise capital in excess of $6 million U.S. Dollars prior to the Maturity Date (“New Securities”), the Aggregate Note Amount shall automatically convert into, at the selection of Holder, either: (a) Payor’s common stock at a conversion price of $0.20 per share, or (b) the New Securities at the lowest price paid for a New Security.

4.     In the event that further convertible or similar instruments are issued or refinanced by Payor on terms more favorable to the holder than this Note (including inter alia, conversion price or interest rate or other financial incentives) while any amount due hereunder or the Purchase Agreement remains unpaid, such terms and incentives will, at the option of Holder, then apply retroactively to this Note.

5.     Upon any conversion pursuant to Section 3, Holder shall deliver this Note to Payor, and concurrently therewith Payor shall deliver to Holder a certificate or instrument representing that number of shares or New Securities into which Holder has converted the Aggregate Note Amount at the rate set forth above. The principal so converted shall be deemed fully paid, and interest shall not thereafter accrue on such amounts. No fractional shares will be issued in connection with such conversion. In lieu of fractional shares that would otherwise be issuable, Payor shall pay cash equal to the product of such fraction multiplied by the per share/security price used in the conversion of this Note. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of common and preferred stock for the sole purpose of issuance upon such conversion not less than such aggregate number of shares as shall be issuable upon such conversion.

6.     The outstanding balance of any amount owing under this Note or the Purchase Agreement which is not paid when due shall bear interest at the Default Rate as provided in the Purchase Agreement.

7.     Payor shall make all payments under this Note without defense, set-off or counterclaim on its part.

8.     Payor shall pay, on demand, all expenses of collecting and enforcing this Note and any and all Collateral securing this Note, including, without limitation, reasonable attorney fees (“Expenses”).

9.     The occurrence of any one or more of the following shall constitute an “Event of Default”:

a.     Payor fails to pay timely any amount due under this Note or the Purchase Agreement on the date the same becomes due and payable;

b.     Payor shall breach any provision of the Purchase Agreement executed in connection herewith, any provision under this Note, any material provision of any other agreement between or among Payor, Holder or BOCO, or should any representation or warranty of Payor made herein, in the Purchase Agreement, or in any other agreement, statement, certificate, or communication given to Holder or BOCO be false or misleading in any material respect when made or become false or misleading in any material respect after the date of this Note;

c.     Payor shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for money borrowed to be paid by Payor and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of indebtedness for borrowed money, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, indebtedness in an aggregate amount of $50,000 or more to become due prior to its stated date of maturity;

d.     Payor (i) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (ii) makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (iii) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (iv) is unable, or admits in writing its inability, to pay its debts generally as they mature, (v) is dissolved or liquidated; (vi) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or (vii) takes any action for the purpose of effecting any of the foregoing;

e.     An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect) or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor;

f.     A final judgment or order for the payment of money in excess of $50,000 shall be rendered against the Payor and the same shall remain undischarged for a period of 10 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against the Collateral (as defined below) and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within ten (10) days after issue or levy;

g.     The sale, conveyance, or disposition of all or substantially all of the assets of Payor, the effectuation by Payor of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Payor is disposed of, or the consolidation, merger or other business combination of Payor with or into any other Person (as defined below) or Persons when Payor is not the survivor. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization; or

h.     Any cessation of operations by Payor.

10.     Upon the occurrence or existence of any Event of Default, immediately and without notice, all outstanding obligations payable by Payor hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which Payor expressly waives. In addition to and not in lieu of the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise all other rights, powers or remedies granted to it under this Note or otherwise permitted to it by law (including but not limited to foreclosure of the security interest granted in the Purchase Agreement by and between Holder and Payor dated on or about the date hereof), either by suit in equity or by action at law, or both, all such remedies being cumulative.

11.     Promptly upon the occurrence thereof, Payor shall furnish to Holder written notice of the occurrence of any Event of Default hereunder.

12.     Payor agrees that the indebtedness evidenced by this Note is secured by a senior pledge of all of Payor’s assets and not subordinate to any other pledge or security interest, as set forth in the Purchase Agreement. Payor agrees to take such actions and execute such documents as Holder reasonably request to perfect its security interest in Payor’s assets.

13.     Payor waives presentment for payment, demand, protest and notice of protest and of nonpayment. No failure by Holder to exercise, or delay by Holder in exercising, any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy. Holder may not waive any of its rights except by an instrument in writing signed by it.

14.     This Note shall be binding upon and shall inure to the benefit of Payor and Holder and their respective successors and assigns. Payor may not transfer or assign any of its rights or obligations under this Note without the prior written approval of Holder, which may be granted in Holder’s sole and absolute discretion. This Note may not be amended or modified orally, but only by an amendment in writing signed by Payor and Holder.

15.     This Note shall be governed by and construed in accordance with the law of the State of Colorado without regard to conflict of law principles that would result in the application of any law other than the law of the State of Colorado.

16.     All notices, requests, demands, consents, and other communications that are required or may be given under this Note (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery, (b) by electronic mail, or (c) by certified or registered United States mail, return receipt requested, postage prepaid, to the addresses of Payor or Holder, as applicable, set forth herein.

Dated as of the date first set forth above.

PAYOR:

Omni Bio Pharmaceutical, Inc.
a Colorado corporation By: _____________________________
Name: ___________________________
Title: ___________________________

SCHEDULE OF BORROWINGS

Date	Amount of Borrowing (U.S.$)	Outstanding Principal Balance
April 29, 2014	$500,000	$500,000
June 16, 2014	$500,000	$1,000,000
Sept. 25, 2014	$500,000	$1,500,000
Dec. 12, 2014	$500,000	$2,000,000